SUB-ITEM 77M
Mergers

Nuveen Quality Municipal Income Fund f/k/a Nuveen
Dividend Advantage Municipal Fund
811-09297

On September 12, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Premium Income Municipal Fund, Inc., Nuveen
Investment Quality Municipal Fund, Inc., Nuveen Select Quality Municipal Fund, Inc. and Nuveen Premier Municipal Income Fund, Inc. were transferred to the Nuveen Dividend Advantage Municipal Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on April 29, 2016, Accession No. 0001193125-16-
565304, which materials are herein incorporated by reference.